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                                                                       EXHIBIT 8



                        [Sullivan & Cromwell Letterhead]




                                                               January 27, 1997




KeyCorp Institutional Capital B,
   c/o KeyCorp,
      127 Public Square,
         Cleveland, Ohio 44114.

Ladies and Gentlemen:

     As special tax counsel to KeyCorp Institutional Capital B (the "Issuer") and KeyCorp in connection with the exchange offer by the Issuer of $150,000,000 of its 8.25% Capital Securities pursuant to a Preliminary Prospectus dated February __, 1997 (the "Prospectus"), and assuming (i) the holder of the Common Securities of the Issuer will have "substantial assets" (other than the Common Securities) within the meaning of Treasury Regulations Section 301.7701- 2(d)(2) and (ii) the operative documents described in the Prospectus will be performed in accordance with the terms described therein, we hereby confirm to you our opinion as


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KeyCorp Institutional Capital B                                            -2-


set forth under the heading "Certain Federal Income Tax Consequences" in the Prospectus, subject to the limitations set forth therein.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the heading "Certain Federal Income Tax Consequences" in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.



                                                       Very truly yours,

                                                       SULLIVAN & CROMWELL